Exhibit 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the 15th day of December 2021, among Jeffrey Wolf, Orion Holdings V, LLC, a Delaware limited liability company (“Orion”), and Seed-One Holdings VI, LLC, a Delaware limited liability company (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Amendment No. 6 to Schedule 13D with respect to the Common Stock, par value $0.0002 per share, of Heat Biologics, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.	Each of the Reporting Persons is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

/s/ Jeffrey Wolf
Jeffrey Wolf

ORION HOLDINGS V, LLC

By:	/s/ Jeffrey Wolf
Jeffrey Wolf
Managing Member

SEED-ONE HOLDINGS VI, LLC

By:	/s/ Jeffrey Wolf
Jeffrey Wolf
Managing Member